August 2014

Pricing Sheet dated August 29, 2014 relating to
Preliminary Terms No. 179 dated July 29, 2014

Registration Statement No. 333-177923

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the S&P 500® Index due March 3, 2017

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — August 29, 2014
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$9,661,080
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
If the final index value is less than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS,
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 10%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 2,003.37
Final index value:	The index closing value of the underlying index on the valuation date
Trigger level:	1,803.033, which is equal to 90% of the initial index value
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.465 (124.65% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	August 29, 2014
Original issue date (settlement date):	September 4, 2014
Valuation date:	February 28, 2017, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III
Maturity date:	March 3, 2017, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III
CUSIP / ISIN:	481246577 / US4812465775
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$9,661,080.00	$217,374.30	$9,443,705.70
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Trigger PLUS. Please see “Syndicate Information” on page 12 for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.225 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.718 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. MS-1-III, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Preliminary terms no. 179 dated July 29, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214005685/e59829fwp.htm

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.